Exhibit 23.2
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
The Board of Trust Managers
Paragon Real Estate Equity and Investment Trust
We consent to the use of our report dated October 18, 2005 related to the statement of revenues and certain expenses for Veard Properties (not a legal entity), which includes ten separate legal entities that are apartment complexes, for the year ended December 31, 2004 incorporated by reference herein, and to the reference of our firm under the heading “Experts” in the prospectus.
Heiser & Jesko, Inc.
/s/ Heiser & Jesko, Inc.
Cleveland, Ohio
October 20, 2005